SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

ASSOCIATED ESTATES REALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE MEETING
PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT SEVEN
PROPOSAL TWO: ELECTION OF DIRECTORS
BUSINESS EXPERIENCE OF DIRECTORS
AUDIT COMMITTEE
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
HOUSEHOLDING
OTHER MATTERS

ASSOCIATED ESTATES REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

      The 2003 annual meeting of shareholders of Associated Estates Realty Corporation will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 7, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To fix the number of directors at seven;

2.	To elect seven directors, each to hold office for a one-year term and until his successor has been duly elected and qualified; and

3.	To transact all other business that properly comes before the meeting.

      Only shareholders of record at the close of business on March 21, 2003, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. The principal address of Associated Estates Realty Corporation is 5025 Swetland Court, Richmond Heights, Ohio 44143.

By order of the Board of Directors,

Martin A. Fishman
Secretary

Dated: March 28, 2003

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

ASSOCIATED ESTATES REALTY CORPORATION

5025 Swetland Court
Richmond Heights, Ohio 44143

PROXY STATEMENT

      Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Associated Estates Realty Corporation on certain matters to be voted on at the upcoming annual meeting of shareholders which will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 7, 2003, at 10:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, on or about March 28, 2003.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting?

      At the Company’s annual meeting, shareholders will act upon matters outlined in the accompanying notice of meeting, including fixing the number of directors to be elected by the shareholders at seven and the election of seven directors. In addition, the Company’s management will report on the performance of the Company during 2002 and respond to appropriate questions from shareholders. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

      Only shareholders of record at the close of business on the record date, March 21, 2003, are entitled to receive notice of and to vote the common shares that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 19,459,268 common shares.

Who Can Attend the Meeting?

      Only shareholders of record as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of common shares as of the record date.

When and Where Is the Meeting?

      The meeting will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 7, 2003, at 10:00 a.m., local time. Parking is available at One Cleveland Center. You can enter the parking garage from both St. Clair Ave. and Rockwell Ave. There will be a fee of approximately $8.50 charged for parking in that garage. If that garage is full, there are other parking facilities within walking distance of One Cleveland Center.

What Constitutes a Quorum?

      The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes will have the same effect as a vote against proposal one and will not count for or against any nominee for director.

What Vote is Required to Approve a Proposal?

      Assuming a quorum is represented, with respect to proposal one, the proposal must receive the affirmative vote of a majority of the issued and outstanding common shares, and with respect to proposal two, director nominees who receive the greatest number of affirmative votes will be elected directors.

How Do I Vote?

      If you sign, date and return the enclosed proxy card, the common shares represented by your proxy will be voted as you specify in the proxy. If you return a signed and dated proxy, but do not make any such specification, the common shares represented by your proxy will be voted to fix the number of directors from eight to seven and to elect the directors set forth under the caption “ELECTION OF DIRECTORS.”

      You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting, or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously granted proxy.

How Will The Proxy Solicitation Be Conducted?

      This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and regular employees of the Company may solicit proxies in person, by telephone or facsimile. These officers and employees will not receive any additional compensation for their participation in the solicitation.

PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT SEVEN

      The Company’s Code of Regulations provides that the number of directors shall be fixed by the shareholders at no fewer than three nor more than 15. The number of directors has been fixed at eight. There are currently seven directors on the Board following Louis E. Vogt’s resignation from the Board effective August 20, 2002. All seven remaining members of the Board are nominated for re-election. The Board of Directors is proposing that the number of directors be decreased and fixed at seven.

      The affirmative vote of a majority of the issued and outstanding common shares is required for approval of this proposal.

      The Board of Directors recommends that the shareholders vote FOR this proposal.

PROPOSAL TWO: ELECTION OF DIRECTORS

      At the annual meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adams, Delaney, Friedman, McDonough, Milstein, Mosier and Schwarz. Each director elected serves until the next annual meeting and until his successor is elected and qualified.

      If for any reason any of the nominees is not a candidate at the time of the election (which is not expected), the common shares represented by your proxy will be voted for the election of a substitute nominee designated by the Board of Directors.

      The following table contains information with respect to each nominee:

Nominees for Election at the Annual Meeting

			Director
Name	Age	Principal Occupation	Since

Albert T. Adams	52	Partner, Baker & Hostetler LLP	1996
James M. Delaney	68	Consultant	1999
Jeffrey I. Friedman	51	Chairman of the Board, President and Chief Executive Officer of the Company	1993
Gerald C. McDonough	74	Retired	1993
Mark L. Milstein	40	President of Adam Construction Company	1993
Frank E. Mosier	72	Retired	1993
Richard T. Schwarz	51	Partner, Sycamore Partners LLC	1994

Business Experience of Directors

      Albert T. Adams has been a partner of the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been associated with the firm since 1977. Mr. Adams is a director of the following real estate investment trusts: Boykin Lodging Company and Developers Diversified Realty Corporation.

      James M. Delaney has served as a consultant to Deloitte & Touche LLP, a certified public accounting firm, and AON Risk Services, a risk management firm, since 1997. Mr. Delaney served as office managing partner of Deloitte & Touche, Cleveland, Ohio, from 1989 until his retirement in June 1997, having joined its predecessor firm in 1958.

      Jeffrey I. Friedman has been Chairman of the Board and Chief Executive Officer of the Company since its organization in July 1993, and served as the Company’s President from the Company’s organization to February 2000 and again since December 12, 2002. Mr. Friedman joined the Company’s predecessor, Associated Estates Corporation, an owner and manager of multifamily residential apartment facilities, in 1974. Mr. Friedman is the brother-in-law of Mark L. Milstein.

      Gerald C. McDonough served as Chairman and Chief Executive Officer of Leaseway Transportation Corp., a highway transportation company, from 1982 until his retirement in July 1988. Mr. McDonough serves as a director of York International Corporation, a designer and manufacturer of heating, ventilating, air conditioning and refrigeration products.

      Mark L. Milstein has been President of Adam Construction Company, a general contractor, since 1993 and from 1988 to 1993 was a Senior Project Manager for Adam Construction Company. Mr. Milstein is the brother-in-law of Jeffrey I. Friedman.

      Frank E. Mosier served as Vice Chairman of the Advisory Board of BP America Inc., a producer and refiner of petroleum products, from 1991 to 1993. Mr. Mosier was Vice Chairman of BP America Inc. from 1988 until his retirement in 1991 and President and Chief Operating Officer of BP America Inc. from 1986 to 1988. Mr. Mosier serves as a director of Boykin Lodging Company, a real estate investment trust.

      Richard T. Schwarz has been a partner in Sycamore Partners LLC, a private investment firm focused on investments in specialty chemical companies, since 1997. Mr. Schwarz was President and Chairman of Carbinol Industries, an investment company, from September 1997 to January 1998 and was President of Laurel Industries, Inc., a privately held chemical manufacturer and a subsidiary of Occidental Petroleum Corporation, from September 1996 to September 1997.

How Often Did the Board Meet During 2002?

      The Board of Directors held five meetings in 2002. In 2002, each incumbent member of the Board of Directors attended at least 75 percent of the meetings of the Board of Directors and the committees of which he was a member.

What Committees Has the Board Established?

      The Board of Directors has an Audit Committee, an Executive Compensation Committee and an Executive Committee. On December 12, 2002, the Board of Directors established a Nominating and Corporate Governance Committee, but the Committee did not hold any meetings during 2002. The Nominating and Corporate Governance Committee nominated the Directors for this year’s election.

Name of Committee and		Meetings in
Incumbent Members	Function of the Committee	2002

Audit: James M. Delaney, Chairman Albert T. Adams Gerald C. McDonough Frank E. Mosler Richard T. Schwarz	• Reviews and recommends to the Board of Directors the independent public accountants to be selected to audit the financial statements of the Company • Reviews audit plans and audit results with the independent public accountants • Approves professional services provided by the independent public accountants • Reviews independence of the independent public accountants • Considers the range of audit and non-audit fees • Reviews the adequacy of the Company’s internal accounting controls • Reviews the Company’s audited financial statements	3

Executive Compensation: Frank E. Mosier, Chairman Albert T. Adams James M. Delaney Gerald C. McDonough Richard T. Schwarz	• Determines compensation for the Company’s executive officers • Makes major policy decisions regarding retirement and other benefit plans • Administers the Company’s equity and executive incentive plans	2

Executive: Jeffrey I. Friedman, Chairman Mark L. Milstein Albert T. Adams	• Possesses the power of the Board in the management of the business and affairs of the Company (other than filling vacancies on the Board or any Board committees) during intervals between meetings of the Board	5

Nominating and Corporate Governance Committee: Albert T. Adams, Chairman Gerald C. McDonough Richard T. Schwarz	• Assists the Board by identifying individuals qualified to become Board members and recommends to the Board the director nominees for each annual meeting of shareholders • Recommends to the Board directors to serve on each committee and a Chairperson for such committee • Develops and recommends to the Board corporate governance policies and procedures applicable to the Company • Leads the Board in its annual review of the Board’s performance	0

      The Nominating and Corporate Governance Committee considers nominees for director recommended by shareholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to the

Company’s Secretary, Martin A. Fishman, at the following address: 5025 Swetland Court, Richmond Heights, Ohio 44143.

      Beginning with the December 12, 2002 Board meeting, the non-management directors of the Board have met in executive session without management. Although the non-management directors have not appointed a lead director, the non-management directors chair these executive sessions on a rotating basis.

How Are Directors Compensated?

      Employees of the Company who are also directors are not paid any director fees. In 2002, compensation for non-employee directors included the following:

•	An annual retainer fee of $16,000;

•	$1,000 for each Board or committee meeting attended;

•	The respective Chairs of the Audit and the Executive Compensation Committees are given an annual retainer fee, valued at $5,000, paid on a quarterly basis through the issuance of the Company’s common shares(1); and

•	Reimbursement of expenses related to attending Board and committee meetings.

(1)	The number of shares comprising each quarterly payment is calculated as of the close of the market on the business day of or immediately prior to the date of the quarterly board meeting.

      Non-employee directors may defer all or a portion of their fees under the Company’s Directors’ Deferred Compensation Plan. The plan is unfunded and participants’ contributions are converted to units, which fluctuate in value according to the market value of the Company’s common shares. As of December 31, 2002, Mr. Adams held 21,380.0 units, Mr. Schwarz held 17,862.9 units and Mr. Delaney held 11,126.3 units under the plan valued at $144,315, $120,575 and $75,103, respectively.

      In 2002, the Company adopted share ownership guidelines for members of the Board. The guidelines provide that each director own Company common shares or common share equivalents having a value at least equal to approximately one times such director’s annual retainer (including committee retainers) and that once achieved such guidelines shall be deemed to have been satisfied without regard to any fluctuation in value in the Company’s common shares. All directors of the Board have met this ownership guideline.

AUDIT COMMITTEE

Composition of the Audit Committee

      The Audit Committee is comprised of Messrs. James M. Delaney (Chairman), Albert T. Adams, Gerald C. McDonough, Frank E. Mosier and Richard T. Schwarz, all of whom are independent directors as currently defined in the New York Stock Exchange’s (NYSE) listing standards. Mr. Adams is a partner of Baker & Hostetler LLP, a law firm that provides legal services to the Company. Consistent with the current NYSE listing standards, the Board of Directors of the Company has determined that Mr. Adams’ relationship with the Company does not interfere with his exercise of independent judgment as a director. Mr. Delaney, a consultant to and retired partner of Deloitte & Touche LLP, chairs the Committee. The Board of Directors adopted a written Audit Committee Charter in June 2000, which is reviewed annually and was attached to the Company’s proxy statement for the 2001 Annual Meeting of Shareholders.

Report of the Audit Committee

      The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

      The Audit Committee has:

•	Reviewed and discussed with the Company’s management and the Company’s independent accountants the audited financial statements of the Company for the year ended December 31, 2002;

•	Discussed with the Company’s independent accountants the matters required to be discussed pursuant to Statement of Accounting Standards 61 (Communication with Audit Committee), as modified or supplemented; and

•	Received the written disclosures and the letter from the Company’s independent accountants required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with the independent accountants the independent accountants’ independence.

      Based on the reviews and discussions described in the preceding bulleted paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2002, be included in the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission.

Audit Committee

James M. Delaney, Chairman Gerald C. McDonough Richard T. Schwarz	Albert T. Adams Frank E. Mosier

EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

      Introduction. The Executive Compensation Committee of the Company’s Board of Directors (the “Committee”) is responsible for determining compensation to be paid to the Company’s executive officers. The Committee members are Frank E. Mosier (Chairman), Albert T. Adams, James M. Delaney, Gerald C. McDonough and Richard T. Schwarz. The Committee is also responsible for making major policy decisions regarding retirement and other benefit plans and administering the annual and long-term incentive plans for executive officers, the Company’s equity plans, deferred compensation program and non-qualified retirement plan. The Committee works with the Company’s human resources officer.

What Is the Company’s Philosophy of Executive Officer Compensation?

      Executive compensation decisions are guided by the Company’s commitments to:

•	Create shareholder value and achieve performance objectives;

•	Attract and retain top organizational contributors and link their pay to their ability to influence financial and organizational objectives; and

•	Focus attention on the Company’s current priorities and long-term goals.

What Are the Key Components of Executive Officer Compensation?

      The key components of the Company’s executive compensation program are base salary, annual incentives, longer-term, share-based incentives and retirement and welfare benefits. Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably. The total compensation mix attributable to the weighting of each of these components will reflect the competitive market and may be adjusted from time to time to best support the Company’s business objectives.

      The integrated total compensation package is intended to compensate the Company’s officers between the median and the 75th percentile of the competitive peer group labor market and provide the opportunity for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. The members of the competitive peer group, Associated Estates Peer Index, are listed on page 12. The Committee believes the executive compensation program, in total, reflects the competitive market practices of the peer group.

      • Base Salary. Base salary serves as the cornerstone for the executive compensation program and recognizes the relative value that an individual’s contribution brings to the Company. The budget for base salary adjustments is influenced by overall company performance. Executives’ base salaries are reviewed annually and adjusted, as appropriate, to reflect changes in the competitive peer group labor market as well as individual performance, range of responsibilities relative to the Company’s business plan, demonstrated competencies, value, contribution to the organization, experience and professional growth and development. In 2002, no base salary increases were granted to the Company’s executive officers other than in the case of promotion.

      • Annual Incentives. Annual incentives emphasize pay for performance and serve as a key means of driving current objectives and priorities. Executives are rewarded for increases in the Company’s short-term financial performance and achievement of established corporate objectives. In 2002, annual incentive opportunities for both the Chief Executive Officer and Chief Operating Officer were 100 percent linked to performance relative to a funds from operations (FFO) benchmark. Annual incentive opportunities for the remaining executive officers were linked 50 percent to an FFO benchmark and 50 percent to operational goals established for each individual. Effective January 1, 2000, the National Association of Real Estate Investment Trusts (NAREIT) has redefined FFO to include all nonrecurring transactions, except those that are defined as extraordinary under generally accepted accounting principles (GAAP). FFO is defined generally as net income (loss) applicable to common shareholders, excluding gains (losses) on the disposition of properties and extraordinary items under GAAP, adjusted for depreciation on real estate assets and amortization of intangible assets and adding the Company’s proportionate share of FFO of its unconsolidated joint ventures. Target annual incentive opportunities are set at the beginning of each plan year for eligible participants and range from 40 percent to 80 percent of base salary for the executive officers. Award payouts are delivered in a combination of cash and restricted shares that vest over a three-year period. In 2002, the Company did not reach its FFO goal, and no bonus was paid under this portion of the program. Individual goal accomplishment was determined for each eligible executive and payouts were determined and delivered accordingly.

      • Long-Term Incentives. Long-term incentive compensation is delivered through the Long-Term Incentive Compensation Plan, Share Incentive Plan, Equity-Based Incentive Compensation Plan and the Year 2001 Equity Incentive Plan. All executive officers are eligible to participate in all of these plans.

      The Long-Term Incentive Compensation Plan rewards the achievement of corporate goals that are in the long-term interests of shareholders. The plan is strictly performance-based. The last plan cycle was set for 1998-2001 and focused on actions of management to improve the Company’s business as defined by compounded growth in FFO per share over a three-year period. Participants earned no payouts during 2001 and a new cycle was not established for 2002. The Company is continuing to evaluate the plan components and the setting of benchmarks for the next plan cycle. Awards earned under the plan may be paid in a combination of cash, restricted shares and shares, at the discretion of the Committee.

      In lieu of establishing a new long-term incentive cycle, the Committee approved restricted share grants to each executive officer in 2002. The value of these grants was benchmarked against peer data and consistent with the company’s philosophy to compensate the executive officers between the median and 75th percentile. The grants vest in equal increments over a three year period.

      The Equity-Based Incentive Compensation Plan and Share Incentive Plan provide executive officers and other key employees of the Company the opportunity to earn common shares or other equity-based incentives. As part of the total compensation program, the Committee believes that equity-based awards serve as an important means of attracting and retaining executives who are in a position to most directly influence the long-term success of the Company. The Committee also believes that equity-based awards align executives’ interests with those of shareholders by reinforcing the risk of ownership and the importance of providing competitive long-term, total returns to shareholders. Awards made under the plans may be in the form of share options, restricted shares or other equity-based awards. Share options are granted at no less than

100 percent of the current fair market value of the Company’s shares on the date of the grant and will only be of value to the extent the Company’s share price increases over time. Generally, share options and restricted share awards will vest in installments over no less than a three-year period. In determining whether and in what amounts to make grants under the plans, the Committee considers, among other factors, competitive long-term incentive award levels and the scope of responsibility, the anticipated performance and the contribution to the Company of the proposed award recipient. As explained above and under the Equity-Based Incentive Compensation Plan, restricted share grants were made to executive officers in 2002. See footnote (1) to the Summary Compensation Table.

      Subject to the terms of the Executive’s Deferred Compensation Plan, the Company provides executive officers the option of deferring compensation payable to them by the Company for their services. Deferred amounts are converted to Company common share equivalents based on the fair market value of the shares on the date compensation would have normally been paid. Distributions under the plan are paid in common shares, which are subject to the terms of the Company’s Equity-Based Incentive Compensation Plan. At December 31, 2002, there were no executives deferring compensation under this plan.

      The Company’s Year 2001 Equity Incentive Plan (the “EIP”) is administered by the Committee and is substantially similar in its operation to the Equity-Based Incentive Compensation and Share Incentive Plans. The EIP allows for participation by directors as well as employees, but does not allow for the grant of incentive stock options. Shares issued under the EIP consist solely of treasury shares. The plan authorizes the issuance of up to two million treasury shares. Under this Plan, option grants totaling 30,000 shares were made only to outside directors in 2002.

      • Supplemental Executive Retirement Plan. The Company’s Supplemental Executive Retirement Plan (the “SERP”) was adopted by the Board of Directors on January 1, 1997, and is administered by the Committee. This non-qualified, unfunded, defined contribution plan extends to executive officers of the Company nominated by the Chief Executive Officer and approved by the Committee. The SERP provides for the Company to make a contribution to the account of each of the participating officers at the end of each plan year. The contribution, which is a percentage of eligible earnings (including base salary and payments under the annual incentive plan), is set by the Committee at the beginning of each plan year. The contribution is treated by the Company as an unfunded liability until the benefits are paid. The account balances earn interest each year at a rate that is set by the Committee at the beginning of each plan year. All executive officers employed as of year-end received contributions to their SERP accounts on December 31, 2002. See footnote (3) to the Summary Compensation Table.

      Each participant’s SERP account is vested upon his or her retirement after age 55. Within 30 days of a Change in Control (as defined in the plan), the Company must make a cash contribution to an irrevocable “rabbi trust” in an amount necessary to fully fund the SERP accounts.

How Is the Company’s Chief Executive Officer’s Compensation Determined?

      The base compensation for Jeffrey I. Friedman was established and is administered pursuant to an employment agreement entered into between Mr. Friedman and the Company as of January 1, 1996. For 2002, Mr. Friedman earned a base salary of $376,400.

      Mr. Friedman’s employment agreement provides for an annual performance bonus based upon the Company reaching certain financial objectives. For 2002, 100 percent of Mr. Friedman’s performance bonus was based upon annual performance benchmarks tied to FFO, consistent with the annual incentive plan in which the other executive officers participate. Mr. Friedman did not earn a bonus payment under the performance benchmarks tied to FFO for 2002. Mr. Friedman did receive a restricted share grant, along with all other executive officers, during 2002. These grants are set forth in the Summary Compensation Table.

Executive Compensation Committee

Frank E. Mosier, Chairman James M. Delaney Richard T. Schwarz	Albert T. Adams Gerald C. McDonough

Summary Compensation Table

      The following table summarizes the compensation earned by or paid to the Company’s Chief Executive Officer and each of the Company’s other executive officers who served during fiscal year 2002.

				Long-Term Compensation
				Awards
	Annual Compensation
				Restricted	Stock	All Other
	Fiscal			Stock Awards	Options	Compensation
Name and Principal Positions	Year	Salary($)	Bonus($)	($)(1)	(#)(2)	($)(3)

Jeffrey I. Friedman	2002	376,400	0	127,977	–0–	$114,721
Chairman, President and	2001	376,400	128,000	–0–	300,000	121,815
Chief Executive Officer(4)	2000	371,122	53,700	354,741	103,000	85,370

Louis E. Vogt	2002	181,700	0	65,620	–0–	$326,270
President and	2001	250,000	66,000	–0–	300,000	50,339
Chief Operating Officer(4)	2000	225,000	39,375	233,364	91,000	25,125

Martin A. Fishman	2002	210,000	33,600	34,865	–0–	36,179
Vice President, Secretary and	2001	210,000	35,000	–0–	200,000	62,691
General Counsel	2000	200,000	20,000	125,013	54,500	48,538

Lou Fatica	2002	150,000	24,000	20,248	–0–	14,172
Treasurer, Vice President	2001	133,332	15,000	–0–	100,000	17,783
and Chief Financial Officer(5)	2000	90,875	10,000	24,063	5,000	–0–

(1)	On February 27, 2002, grants of 12,862, 6,595, 3,504, and 2,035 restricted common shares were awarded respectively to Messrs. Friedman, Vogt, Fishman and Fatica. The closing market price of the Company’s common shares on the date of the February grant was $9.95 and these shares vest in one-third annual increments beginning February 27, 2003. On February 24, 2000, grants of 5,000, 4,400 and 2,600 restricted common shares were awarded respectively to Messrs. Friedman, Vogt and Fishman. The closing market price of the Company’s common shares on the date of the February grant was $8.63, and these shares vest in one-third annual increments beginning February 24, 2001. On August 16, 2000, grants of 5,300, 4,700 and 2,800 restricted common shares were awarded respectively to Messrs. Friedman, Vogt and Fishman. The closing market price of the Company’s common shares on the date of the August grant was $8.0625, and these shares vest in one-third annual increments beginning August 16, 2001. In addition, each of Messrs. Friedman, Vogt and Fishman received 30,939, 18,124 and 9,206 restricted shares, respectively, for bonuses earned in fiscal year 2000. These shares had a grant date value of $8.69 and vest in one-third annual increments beginning February 28, 2002. On October 6, 2000 and December 8, 2000, Mr. Fatica was awarded 2,000 and 1,000 restricted common shares, respectively, and the closing market price of the Company’s common shares on the dates of the grants was $8.00 and $8.063, respectively. Dividends are payable on all of the restricted shares.

The number of restricted shares held by Messrs. Friedman, Vogt, Fishman and Fatica as of December 31, 2002, was 40,922, 19,513, 13,641 and 3,035, respectively, and the aggregate value of these restricted shares as of December 31, 2002, was $276,224, $131,713, $92,077 and $20,486, respectively.

(2)	On February 28, 2001, all executive officers received a front-loaded, non-qualified option grant at an exercise price of $8.69. These grants vest five years from the grant date through continued service; however, vesting may be fully accelerated at the end of three or four years under a predetermined formula tied to certain strategic business objectives.

(3)	For 2002, the entries for Messrs. Friedman, Fishman and Fatica include SERP contributions in the amounts of $73,578, $36,179 and $10,700, respectively, plus interest accrued on the contributions to date. The entries for Messrs. Vogt and Fatica include the Company matching contribution under its 401(k) plan of $3,820 and $3,472, respectively. Also in addition, the entry for Mr. Vogt includes a $322,450 separation payment amount.

(4)	Mr. Vogt became an employee of the Company on July 1, 1998, in connection with the Company’s merger with MIG Realty Advisors, Inc. On February 24, 2000, Mr. Vogt was elected as President and Chief Operating Officer. On August 20, 2002, Mr. Vogt resigned as President and Chief Operating Officer of the Company and remained President of MIG Realty Advisors, an affiliate of the Company until he resigned from MIG Realty Advisors on September 12, 2002. On December 12, 2002, Mr. Friedman reassumed the role of President of the Company and continues to serve as Chairman, President and Chief Executive Officer of the Company.

(5)	Mr. Fatica became an employee of the Company in May of 1999. Mr. Fatica was elected Treasurer, Vice President and Chief Financial Officer of the Company, effective March 15, 2001.

Option Grants in 2002

      There were no option grants to executive officers in 2002.

Aggregated Option Exercises in 2002 and 2002 Year-End Option Values

      The following table summarizes the stock options exercised during 2002 by the executive officers named in the Summary Compensation Table and the number and value of options held on December 31, 2002.

Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at 2002	Options at 2002
	Shares	Value	Year-End (#)	Year-End ($)
	Acquired on	Realized	Exercisable/	Exercisable/
	Exercise(#)	($)	Unexercisable	Unexercisable(1)

Jeffrey I. Friedman	–0–	N/A	518,666/388,334	0/0
Louis E. Vogt	–0–	N/A	91,000/0	0/0
Martin A. Fishman	–0–	N/A	126,334/246,166	0/0
Lou Fatica	–0–	N/A	9,333/101,667	0/0

(1)	Based upon a December 31, 2002 closing price of $6.75.

Employment and Severance Agreements

      The Company has an employment agreement with Jeffrey I. Friedman. This agreement, dated January 1, 1996, as amended, had an initial term of three years and is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year’s prior written notice. Under the agreement, Mr. Friedman must devote his entire business time to the Company and may participate in real estate activities only through the Company. In addition, Mr. Friedman is prohibited from competing with the Company for a period of three years following termination of employment. The agreement provides for an annual base salary, which was $376,400 in 2002, and the use of an automobile, membership in a golf club and a business club, an allowance of up to $10,000 annually for financial planning and tax return preparation service. The agreement provides for an annual performance bonus of up to 100 percent of Mr. Friedman’s annual base salary based on the Company achieving certain FFO benchmarks. The agreement contains a provision that upon a Change in Control (defined identically to the change in control provision in the Supplemental Executive Retirement Plan), Mr. Friedman is entitled to severance pay in a lump sum equal to the greater of the amount of unpaid base salary for the then unexpired term of his employment agreement or one year’s base salary at the then effective annual rate of salary, plus, in either case, pro rata bonus amounts and accrued benefits.

      The Company has a policy of paying severance to each of the executive officers named in the Summary Compensation Table, other than the CEO, if the Company without cause terminates such officer. Under the severance policy, upon the officer’s termination, he will receive as severance compensation an amount equal to one year’s salary, a prorated portion of the executive’s bonus, payment of his health benefits for one year and outplacement services. In consideration for this severance compensation, the Company enters into a standard severance agreement and release with the executive.

      On August 20, 2002, Louis E. Vogt resigned his position as President, Chief Operating Officer and Director of the Company and concurrently entered into a Separation and General Release Agreement with the Company (the “Separation Agreement”). The Separation Agreement provides, among other matters, for a separation payment to Mr. Vogt of $322,450, company benefits consisting of COBRA payments for

12 months, payment of his legal fees in the amount of $20,000 and for the vesting of certain previously granted stock options and restricted stock grants.

Executive Compensation Committee Interlocks and Insider Participation

      The members of the Executive Compensation Committee are Albert T. Adams, James M. Delaney, Gerald C. McDonough, Frank E. Mosier (Chairman) and Richard T. Schwarz. Albert T. Adams serves as a director of the Company and is a member of the Executive Compensation Committee and other Board committees. Mr. Adams is a partner of Baker & Hostetler LLP. Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2003.

Performance Graph

      A line graph comparing the cumulative total return of a hypothetical investment in the Company’s common shares with the cumulative total return of a hypothetical investment in each of (a) the Standard & Poor’s Composite 500 Index, (b) the NAREIT All Equity REIT Index, and (c) a peer group, shown in the graph as “Associated Estates Peer Index”, of multifamily equity REITs identified by the Company to include those multifamily equity REITs that have equity market capitalization within the range of approximately $400 million to $1.4 billion. The comparison of cumulative total return is based on the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on December 31, 1997, and the reinvestment of dividends.

Associated Estates Realty Corporation

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Associated Estates Realty Corporation	100.00	56.07	41.50	49.83	63.38	52.34

S&P 500	100.00	128.55	155.60	141.42	124.63	96.95

NAREIT All Equity REIT Index	100.00	82.50	78.69	99.44	113.29	118.08

Associated Estates Peer Index*	100.00	88.14	95.72	127.89	147.36	153.56

*	The Associated Estates Peer Index consists of Associated Estates Realty Corp., Amli Residential Properties, BRE Properties, Inc., Camden Property Trust, Essex Property Trust, Gables Residential Trust, Home Properties of New York, Mid-America Apartment, Summit Properties, Inc., Town and Country Trust, and United Dominion Realty Trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table contains certain information regarding the beneficial ownership of the Company’s common shares as of March 3, 2003 by: (a) the Company’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than 5 percent of the outstanding common shares (based on information filed with the Securities and Exchange Commission); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all common shares set forth opposite their names.

		Number of
		Common Shares
		Subject to Options
	Number of	Currently Exercisable
	Common Shares	or Exercisable	Total Number	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Within 60 Days	of Shares	Class

Albert T. Adams	2,000	25,000	27,000	*
James M. Delaney	4,969	15,000	19,969	*
Martin A. Fishman	24,510	144,500	169,010	*
Jeffrey I. Friedman (1)	956,023	553,000	1,509,023	7.8
Lou Fatica	5,083	9,333	14,416	*
Gerald C. McDonough	3,500	26,250	29,750	*
Mark L. Milstein (2)	1,030,953	10,000	1,040,953	5.4
Frank E. Mosier	5,669	26,250	31,919	*
Richard T. Schwarz	56,751	26,250	83,001	*
Louis E. Vogt	81,613	91,000	172,613	*
Robert Milstein (3)	1,368,324		1,368,324	7.0
All Executive Officers and Directors as a Group (11 persons)	2,171,071	926,583	3,097,654	15.9

*	Less than 1%.

(1)	Includes 374,865 common shares owned of record by Susan M. Friedman, Mr. Friedman’s wife, 4,890 common shares owned beneficially or of record by Mr. Friedman’s child that lives at home with Mr. and Mrs. Friedman, and 18,485 common shares owned beneficially by a trust of which Mr. Friedman is a trustee. The beneficiaries of the trust are certain charities and members of Mr. Friedman’s family. Mr. Friedman’s address is 5025 Swetland Court, Richmond Heights, Ohio 44143.

(2)	Consists of common shares held in a revocable trust of which Mark L. Milstein is the sole trustee. Mr. Milstein’s address is 4350 Renaissance Parkway, Suite D, Warrensville Heights, Ohio 44128.

(3)	Mr. Milstein’s address is 7777 Forest Lane Rd., Suite C618, Dallas, Texas 75230.

CERTAIN TRANSACTIONS

      Albert T. Adams, a director of the Company, is a partner of Baker & Hostetler LLP. Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2003.

      In May 1997, the independent directors of the Company approved a loan in the aggregate amount of $3,342,000 (the full principal amount of which is currently outstanding) from the Company to Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer. Mr. Friedman used the proceeds of the loan to purchase 150,000 common shares of the Company from Mark Milstein. The loan is evidenced by two promissory notes entered into on May 23, 1997. The notes bear interest, payable quarterly, at an interest rate equal to the London Inter-Bank Offered Rate (LIBOR) plus 1.75 percent with the principal due

May 1, 2002. On February 21, 2002, the Board of Directors extended the maturity date of these notes to May 1, 2005. For the year ended December 31, 2002, the average interest rate under the notes was 3.56 percent per annum. The loan is secured, in part, by 150,000 common shares.

      In the normal course of its management business, until March 1999, the Company followed a practice of advancing funds on behalf of, or holding funds for the benefit of, affiliates that own real estate properties managed by the Company or one of its subsidiaries. Consistent with that practice, the Company advanced funds to Euclid Medical and Commercial Arts, an Ohio limited partnership, (“Euclid Medical Partnership”) in connection with the Company’s management of the Euclid Medical and Office Building. As of February 28, 2002, $970,000 (including principal and interest) of that indebtedness was still outstanding. The general partner of Euclid Medical and Commercial Arts is Metro City No. 1, an Ohio general partnership. Jeffrey I. Friedman, the Company’s Chief Executive Officer and Chairman of the Board, Mark Milstein, a director of the Company, and Mr. Milstein’s siblings (including Mr. Friedman’s wife) are general partners of Metro City No. 1, along with several non-affiliated partners. On or about July 31, 1998, Metro City No. 1 made a capital call to its partners requesting funds to repay Euclid Medical and Commercial Arts’ obligation to the Company. Messrs. Friedman and Milstein and Mr. Milstein’s siblings had all paid their proportionate shares of the capital call, but the remaining non-affiliated partners had refused to do so. The Company no longer manages the property. The Company filed a lawsuit against Euclid Medical and Commercial Arts and Metro City No. 1 in January 2000 seeking reimbursement. On April 22, 2002 the Company and the partners of Metro City No. 1 entered into a settlement agreement with respect to such lawsuit, which together with other payments received from certain of the non-affiliated partners resulted in the Company being paid in full for all outstanding indebtedness advanced to Euclid Medical Partnership.

      On August 28, 2001, Fluor Daniel, Inc. (“FDI”) filed a Demand For Arbitration with the American Arbitration Association (“AAA”) arising out of construction services provided by FDI to MIG/ Orlando Development, LTD (“MOD”), an affiliate of the Company, pursuant to a construction contract between FDI and MOD for construction of a 460-unit apartment community located in Orlando, Florida. MOD acquired this project in 1998 as part of the Company’s acquisition of MIG from the former MIGRA shareholders and others. The former MIGRA shareholders could have a material interest adverse to the Company because of certain indemnification obligations owing to the Company in connection with this litigation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company, and such persons are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2002 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      PricewaterhouseCoopers LLP served as the independent public accountants to the Company for 2002, and the Audit Committee and the Company expect that PricewaterhouseCoopers LLP will continue to serve as the independent public accountants for 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make a statement, if the representative so desires, and will be available to respond to appropriate questions.

      Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2002, and for PricewaterhouseCoopers LLP’s reviews of the financial statements included in the Company’s Forms 10-Q filed with the Securities and Exchange Commission during 2002 are $259,371.

      Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP performed no services and therefore billed no fees relating to operating or supervising the operation of the Company’s information systems or local area network or for designing or implementing the Company’s financial information management systems during 2002.

      All Other Fees. The aggregate fees billed for all other services other than Audit Fees and Financial Information Systems Design and Implementation Fees rendered to the Company by PricewaterhouseCoopers LLP in 2002 are $180,350 including tax-related services and other professional services.

      Auditor Independence. The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the accountants’ independence. None of the time devoted by PricewaterhouseCoopers LLP on its engagement to audit the Company’s financial statements for the year ended December 31, 2002 is attributable to work performed by persons other than PricewaterhouseCoopers LLP employees.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2004 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on November 27, 2003. In addition, if a shareholder intends to present a proposal at the Company’s 2004 annual meeting without the inclusion of the proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 10, 2004, proxies solicited by the Board of Directors for the 2004 annual meeting will confer discretionary authority to vote on the proposal if presented at the meeting. Shareholders should submit proposals to the executive offices of the Company, 5025 Swetland Court, Richmond Heights, Ohio 44143, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING

      The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual reports and proxy statements. The rule permits a single set of these reports to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent earlier during 2002 to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gave contrary instructions.

      If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-440-2372, extension 8752, or by writing to Associated Estates Realty Corporation, Investor Relations at 5025 Swetland Court, Richmond Heights, OH 44143. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-440-2372, extension 8752.

OTHER MATTERS

      Management does not know of any other matters that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, New York Stock Exchange requirements and the Company’s governing documents.

DETACH HERE

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ASSOCIATED ESTATES REALTY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Jeffrey I. Friedman and Martin A. Fishman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Associated Estates Realty Corporation held of record by the undersigned on March 21, 2003, at the Annual Meeting of Shareholders to be held on May 7, 2003, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

1. ☐ FOR  ☐ AGAINST  ☐ ABSTAIN — Proposal to fix the number of directors at seven.

2. ☐ FOR or ☐ WITHHOLD AUTHORITY to vote (except as marked to the contrary below) for the election of each of the nominees for director listed below:

Albert T. Adams, James M. Delaney, Jeffrey I. Friedman, Gerald C. McDonough,

Mark L. Milstein, Frank E. Mosier and Richard T. Schwarz

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

3. In their discretion, to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

DETACH HERE

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(Continued from other side)

    This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to fix the number of directors at seven and to elect the nominees described in item 2 above.

     Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 28, 2003, is hereby acknowledged.

Dated _______________________________ , 2003
Signature

Signature (if held jointly)

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.